EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

MAN FINCO LIMITED

By:	/s/ Nader Farid Aboushadi
Nader Farid Aboushadi, Director

/s/ Nader Farid Aboushadi
Nader Farid Aboushadi as attorney-in-fact for Youssef Mansour Loutfi Mansour

/s/ Nader Farid Aboushadi
Nader Farid Aboushadi as attorney-in-fact for Lotfy Mohamed Lotfy Mansour

/s/ Nader Farid Aboushadi
Nader Farid Aboushadi as attorney-in-fact for Mohamed Yones Mansour Lotfy Mansour